UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2020

PRINCIPIA BIOPHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38653	26-3487603
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 East Grand Avenue, South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 416-7700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	PRNB	The Nasdaq Global Select Market

Item 8.01	Other Events

ITP Press Release

On June 12, 2020, Principia Biopharma Inc. (the “Company”) issued a press release announcing the presentation at a virtual session of the European Hematology Association of positive data on durability of response from its adaptive, open-label, dose-finding Phase 1/2 clinical trial of its proprietary drug candidate, rilzabrutinib, for the treatment of immune thrombocytopenia (ITP).

The analysis presented included 47 heavily pre-treated (median of six prior therapies) adult patients enrolled with a median follow-up of 18 weeks. The primary endpoint was the proportion of patients able to achieve two or more consecutive platelet counts, separated by at least five days, of ≥ 50,000/µL and an increase of platelet count of ≥20,000/µL from baseline, without use of rescue medication.

Rilzabrutinib treatment at 400 mg twice daily led to both a rapid response detectable at the first platelet measurement (day eight), and a durable response. Fifty percent of patients who started at 400 mg twice daily and had at least 12 weeks of treatment (n=26) achieved the primary endpoint (80 percent confidence interval (CI) 38, 62). In the overall patient population, the primary endpoint was met by 43 percent of patients (80 (CI) 34, 52), irrespective of dose and duration of treatment. Among the patients who started on 400 mg twice daily, 53 percent achieved a clinically significant platelet count of ≥30,000/µL on day eight. Among the patients that achieved the primary endpoint, 79 percent had a platelet count ≥30,000/µL by day eight, and these patients had sustained responses ≥50,000/µL for 71 percent of the time. In addition, responders achieved platelet counts ≥20,000/µL above baseline 88 percent of the time. To date rilzabrutinib has been well tolerated, whether given as a monotherapy or with allowed concomitant ITP therapy (thrombopoietin receptor agonists and corticosteroids), with no reported treatment related bleeding or thrombotic events. Related treatment emergent adverse events were reported in 45% of patients and were all grade 1 or 2.

Based on this data, the Company’s goal is to initiate a pivotal Phase 3 trial, assuming no future COVID-19 related impact, by the end of 2020. In addition, the Company believes that a single Phase 3 trial, if successful, will be acceptable for approval in the United States, but can make no assurance thereof.

These results are preliminary in nature and may change as patients progress in the trial and as additional patients may be enrolled. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Pemphigus Data Release

On June 12, 2020, the Company announced the presentation as part of the virtual late-breaker session of the American Academy of Dermatology of positive data from the Phase 2 Part B open-label trial of its proprietary drug candidate, rilzabrutinib, for the treatment of pemphigus.

In the Phase 2 Part B trial of 15 patients with newly diagnosed or relapsed mild-to-severe pemphigus, rilzabrutinib demonstrated a 40% complete remission (CR) rate after 24 weeks of treatment, while the median corticosteroid (CS) dose was reduced significantly. The median CS dose was 18 mg/day (0.201 mg/kg/day) at baseline and in the 14 patients that completed 12 and 24 weeks of treatment the median CS dose decreased to 11 mg/day (0.125 mg/kg/day) at 12 weeks and decreased again to 6 mg/day (0.076 mg/kg/day) at 24 weeks. Additionally, 60 percent and 87 percent of patients achieved control of disease activity (CDA) by weeks 4 and 12, respectively. The results also demonstrated that while patients on 400 mg once-a-day dosing were able to reach CDA, 400 mg twice-a-day dosing is needed to achieve rapid CR rates. Related treatment emergent adverse events were mild-to-moderate and were all grade 1 or 2.

Disclosure Channels to Disseminate Information

The Company disseminates information to the public about the Company, its drug candidates and pipeline, its science and technology and other matters through various channels, including the Company’s investor relations website (https://ir.principiabio.com), SEC filings, press releases, public conference calls and webcasts, in order to achieve broad, non-exclusionary distribution of information to the public. The Company encourages investors and others to review the information it makes public through these channels, as such information could be deemed to be material information.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Principia Biopharma Inc. dated June 12, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPIA BIOPHARMA INC.

Date: June 12, 2020	By:	/s/ Roy Hardiman
Roy Hardiman
Chief Business Officer